Oppenheimer
                                                  ANNUAL
       TRINITY CORE FUND                          REPORT
                                               JULY 31, 2002

                                     (LOGO)
                                [GRAPHIC OMITTED]

LETTER TO SHAREHOLDERS

FUND MANAGER INTERVIEW

FINANCIAL STATEMENTS

TRUSTEES AND OFFICERS

                   (LOGO)                OPPENHEIMER FUNDS(R)
                   [GRAPHIC OMITTED]     THE RIGHT WAY TO INVEST

REPORT HIGHLIGHTS

FUND OBJECTIVE
Oppenheimer Trinity Core Fund seeks long-term growth of capital.

    CONTENTS

 1  Letter to Shareholders

 3  An Interview
    with Your Fund's
    Managers

 7  Fund Performance

12  FINANCIAL
    STATEMENTS

34  INDEPENDENT
    AUDITORS' REPORT

35  Federal
    Income Tax
    Information

36  Trustees and Officers

40  Privacy Policy Notice

---------------------------------
AVERAGE ANNUAL TOTAL RETURNS*

          For the 1-Year Period
          Ended 7/31/02

          Without      With
          Sales Chg.   Sales Chg.
---------------------------------
Class A   -22.55%      -27.01%
---------------------------------
Class B   -23.06       -26.91
---------------------------------
Class C   -23.01       -23.78
---------------------------------
Class N   -22.63       -23.40
---------------------------------
Class Y   -22.14
---------------------------------

SHARES OF OPPENHEIMER FUNDS ARE NOT DEPOSITS OR OBLIGATIONS OF ANY BANK, ARE
NOT
GUARANTEED BY ANY BANK, ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY, AND
INVOLVE INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL AMOUNT
INVESTED.

*SEE NOTES PAGE 11 FOR FURTHER DETAILS.

LETTER TO SHAREHOLDERS

[GRAPHIC OMITTED]

JOHN V. MURPHY
PRESIDENT
OPPENHEIMER
TRINITY CORE FUND

DEAR SHAREHOLDER,

As we near the end of 2002, global tensions and economic challenges that began in 2001 continue to impact events around the world and in the financial markets.
When it comes to investing, words like trust, experience and consistency have never been more meaningful.
   Recently, accounting scandals and an overall lack of investor confidence in corporate America have weakened the stock market and caused the prices of many individual securities to drop sharply during the period. On the other hand, the
overall bond market has provided some positive returns and stability, helping to
provide investors with a safe haven from the equity markets. Not surprisingly, many investors are unsure what their next step should be and where they should turn to invest their money.
   Despite the continued challenges, there are signs of a moderate recovery in the U.S. economy. Rooted in a combination of low inflation and little pressure on the Federal Reserve Board to raise interest rates, business conditions are slowly improving, and we believe the prospects for long-term investors look bright. With that said, we expect the economy and markets to return to historical levels and not the exaggerated growth levels that typified the late
1990s and early 2000.
   Now more than ever, investors can see on two levels the fundamental advantage
of mutual funds: diversification. Investors can diversify their portfolios by investing among several types of funds to reduce short-term risks. The right asset allocation among equity and fixed-income funds can help cushion an investor's portfolio from tough market conditions. Secondly, mutual funds, while
certainly not immune to volatility and declines in either the equity or fixed-income markets, offer clear-cut advantages over direct ownership of individual securi-

                       1 | OPPENHEIMER TRINITY CORE FUND
                         |

LETTER TO SHAREHOLDERS

ties. Because fund portfolios often contain a number of different investments, one security's poor performance usually does not have a dramatic effect on the fund as a whole.
   Your financial advisor is also an equally important player on your team of investment professionals. Even if you consult with your advisor on a regular basis, now may be a good time to make sure that your portfolio still reflects the right mix of investments to help you reach your long-term goals.
   We at OppenheimerFunds appreciate and thank you for your continued trust as we strive toward our ongoing goal of investment excellence. To us, this is not a
phrase uttered lightly. It's a commitment to providing shareholders with world-class asset management, top-quality service and strong fund performance over time. In other words, it's what makes OppenheimerFunds THE RIGHT WAY TO
INVEST.

Sincerely,

/s/  JOHN V. MURPHY
John V. Murphy
August 21, 2002

THESE GENERAL MARKET VIEWS REPRESENT OPINIONS OF OPPENHEIMERFUNDS, INC.
AND ARE NOT INTENDED TO PREDICT PERFORMANCE OF THE SECURITIES MARKETS OR ANY
PARTICULAR FUND. SPECIFIC INFORMATION THAT APPLIES TO YOUR FUND IS CONTAINED
IN
THE PAGES THAT FOLLOW.

                       2 | OPPENHEIMER TRINITY CORE FUND
                         |

AN INTERVIEW WITH YOUR FUND'S MANAGERS

PORTFOLIO MANAGEMENT
TEAM
DANIEL BURKE
BLAKE GALL

Q

HOW WOULD YOU CHARACTERIZE THE FUND'S PERFORMANCE DURING THE 12-MONTH PERIOD
ENDED JULY 31, 2002?
During the 12-month period that ended July 31, 2002, investors faced a continuation of the challenging market environment that has prevailed for most of the past two years. Stocks in the utilities and technology areas were hit particularly hard, though most other industry sectors suffered declines as well.
While Oppenheimer Trinity Core Fund was hurt by these conditions, we are pleased
that our disciplined stock selection process enabled us to outperform our peer group of large-cap core funds.(1)

WHAT MADE THIS SUCH A VOLATILE PERIOD?
The U.S. economy slipped into recession during the second half of 2001 driven by
sharply reduced levels of corporate capital spending and weakening consumer confidence. These conditions pushed prices of a wide array of stocks lower.
Economic fundamentals showed signs of rebounding during the first seven months of 2002; however, a host of factors forced prices of many stocks lower still.
First, the economic recovery proceeded more slowly than many analysts had forecast, leading to disappointing earnings reports from a broad range of companies. Second, stock prices suffered due to unease over the global political
situation, particularly the war on terrorism and the conflict in the Middle
East. Finally, accounting irregularities contributed to highly publicized bankruptcies and other financial difficulties at several prominent corporations,
creating uncertainty about the accuracy of other companies' financial statements.

HOW DID YOU MANAGE THE FUND IN LIGHT OF THESE CONDITIONS?
We continued to implement the disciplined management approach that is the hallmark of our investment strategy. That approach focuses on the stocks of large companies, including many of the best-known companies in the US, across
a
variety of industry sectors. We seek to avoid "style drift" by investing in

1. The Fund's performance is compared to the average total return of the 854 funds in the Lipper Large Cap Core Fund category for the one-year period ended
7/31/02, -24.18%.

                       3 | OPPENHEIMER TRINITY CORE FUND
                         |

AN INTERVIEW WITH YOUR FUND'S MANAGERS

WE CONTINUED TO IMPLEMENT THE DISCIPLINED MANAGEMENT APPROACH THAT IS THE
HALLMARK OF OUR INVESTMENT STRATEGY. THAT APPROACH FOCUSES ON THE STOCKS OF
LARGE COMPANIES, INCLUDING MANY OF THE BEST-KNOWN COMPANIES IN THE U.S.,
ACROSS
A VARIETY OF INDUSTRY SECTORS.

stocks listed the Fund's benchmark, the S&P 500 Index, and by allocating approximately the same percentage of the Fund's assets to each industry sector as the Index. Our strategy strives to add value by identifying and investing selectively in each industry's most attractive stocks as identified by our investment process. To that end, we employ a wide range of computer-based modeling tools to identify stocks that we believe have the most attractive prospects under prevailing market conditions.
   The recent period's results illustrate the effectiveness of our investment approach. Powered by strong stock selection, the Fund outperformed the S&P 500
Index in 8 of 11 industry sectors, including each of the four largest.
Information Technology was the fourth largest sector in both the Fund and the index, and the area in which we outperformed the index by the greatest margin.
In the next largest sector, financials, the Fund's relatively strong returns were largely driven by investments in specific consumer finance companies, such
as Fannie Mae, as well as select brokers and insurers. The Fund also performed particularly well compared to the index in the consumer cyclical sector, where we scored our largest gains with investments in the retail and entertainment areas.

DID INVESTMENTS IN ANY SECTORS SIGNIFICANTLY HURT THE FUND?
While the Fund delivered generally stronger returns than the index, our successes failed to outweigh a market environment in which 9 out of 11 industry
sectors suffered losses. For example, despite better-than-average performance in
the technology area, the Fund's total return from technology still proved markedly negative. Returns were also hurt by declines in the utilities sector, the worst performing area for the index as a whole. Utilities were undermined by
the collapse of the energy trading industry, and by sharp declines in capital spending on telecommunications equipment and services.

                       4 | OPPENHEIMER TRINITY CORE FUND
                         |

AVERAGE ANNUAL
TOTAL RETURNS WITH
SALES CHARGE

For the Periods Ended 6/30/02(2)

Class A        Since
1-Year         Inception
--------------------------------
-20.75%       -11.69%

Class B        Since
1-Year         Inception
--------------------------------
-20.80%       -11.57%

Class C        Since
1-Year         Inception
--------------------------------
-17.43%       -10.57%

Class N        Since
1-Year         Inception
--------------------------------
-16.90%       -13.36%

Class Y        Since
1-Year         Inception
--------------------------------
-15.64%        -8.91%
--------------------------------

DID YOU IMPLEMENT ANY REFINEMENTS TO YOUR STOCK
RANKING MODELS?
In the process of creating a systematic, highly disciplined method of building and managing portfolios across a wide range of market cycles and conditions, we
continually refine our library of stock ranking models. These models range from
simple historical ratios, such as price-to-earnings, to classic financial calculations, short-term price movements and complex, momentum-related measures.
New evaluation factors introduced during the reporting period included one that
measures the impact of discounted cash flow--a traditional gauge of a company's
expected future revenues--and one that examines the rate at which growth-at-a-reasonable-price projections are revised by looking at the relationship between changing momentum and stock price activity.

WHAT IS YOUR OUTLOOK FOR THE FUTURE?
Historically, market cycles have rarely lasted more than two years without a major shift in direction. With the current negative cycle in its third year, we
believe prospects are growing for a favorable change. Improving corporate earnings and economic fundamentals seem to support this expectation.
   Whether or not conditions improve in the immediate future, we believe our disciplined investment approach can add value for investors in all types of market environments because it's designed to reduce losses when stock prices decline and capture above-average returns when they rise. That's what makes
Oppenheimer Trinity Core Fund an important part of THE RIGHT WAY TO INVEST.

2. See Notes page 11 for further details.

                       5 | OPPENHEIMER TRINITY CORE FUND
                         |

AN INTERVIEW WITH YOUR FUND'S MANAGERS

SECTOR ALLOCATION(3)

                                [GRAPHIC OMITTED]

           EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

O Financials      18.5%

O Consumer
  Discretionary   17.3

O Health Care     13.7

O Information
  Technology      12.5

O Consumer
  Staples         11.3

O Industrials     11.2

O Energy           6.4

O Utilities        3.7

O Materials        2.7

O Telecommunication
  Services         2.7

TOP TEN COMMON STOCK HOLDINGS(4)
-------------------------------------------------------------
General Electric Co.                                     4.6%
-------------------------------------------------------------
Pfizer, Inc.                                             3.5
-------------------------------------------------------------
Microsoft Corp.                                          3.0
-------------------------------------------------------------
Citigroup, Inc.                                          2.8
-------------------------------------------------------------
Johnson & Johnson                                        2.2
-------------------------------------------------------------
Exxon Mobil Corp.                                        1.9
-------------------------------------------------------------
Verizon Communications, Inc.                             1.9
-------------------------------------------------------------
PepsiCo, Inc.                                            1.9
-------------------------------------------------------------
Home Depot, Inc.                                         1.8
-------------------------------------------------------------
Intel Corp.                                              1.8
-------------------------------------------------------------

3. Portfolio is subject to change. Percentages are as of July 31, 2002, and are
based on total market value of common stock.
4. Portfolio is subject to change. Percentages are as of July 31, 2002, and are
based on net assets.

                       6 | OPPENHEIMER TRINITY CORE FUND
                         |

FUND PERFORMANCE

HOW HAS THE FUND PERFORMED? BELOW IS A DISCUSSION, BY OPPENHEIMERFUNDS, INC.,
OF
THE FUND'S PERFORMANCE DURING ITS FISCAL YEAR ENDED JULY 31, 2002, FOLLOWED
BY A
GRAPHICAL COMPARISON OF THE FUND'S PERFORMANCE TO AN APPROPRIATE BROAD-BASED
MARKET INDEX.

MANAGEMENT'S DISCUSSION OF PERFORMANCE. During the 12-month period that ended
July 31, 2002, the performance of Oppenheimer Trinity Core Fund was hurt by business and political uncertainties that created a generally negative environment for most equities resulting in the Fund having negative absolute performance for the period. Nevertheless, the Fund performed better than its benchmark, the S&P 500 Index, due to effective conduct of our disciplined, model-driven stock selection process. The Fund achieved better-than-average performance with exceptionally strong individual stock selections in a wide variety of industry areas, including technology, financials, consumer cyclicals
and health care, the index's four largest sectors. The Fund's weakest performers
relative to the index were among utility stocks that were hurt by sharply reduced capital expenditures in telecommunications, and to financial difficulties affecting the power trading industry. The Fund's portfolio holdings, allocations and strategies are subject to change.

COMPARING THE FUND'S PERFORMANCE TO THE MARKET. The graphs that follow show the
performance of a hypothetical $10,000 investment in each Class of shares of the
Fund held until July 31, 2002.The performance for Class A, B, C and Y shares is
measured from inception of each class on September 1, 1999. In the case of
Class
N shares, performance is measured from inception of the Class on March 1,
2001.
The Fund's performance reflects the deduction of the maximum initial sales charge on Class A shares and the applicable contingent deferred sales charge for
Class B, Class C and Class N shares. The graphs assume that all dividends and capital gains distributions were reinvested in additional shares.
   The Fund's performance is compared to the performance of Standard & Poor's
(S&P) 500 Index, a broad-based index of equity securities widely regarded as a general measure of the performance of the U.S. equity securities market. Index performance reflects the reinvestment of dividends but does not consider the effect of capital gains or transaction costs, and none of the data in the graphs
that follow shows the effect of taxes. The Fund's performance reflects the effects of Fund business and operating expenses. While index comparisons may be
useful to provide a benchmark for the Fund's performance, it must be noted
that
the Fund's investments may not be limited to those investments found in the index.

                       7 | OPPENHEIMER TRINITY CORE FUND
                         |

FUND PERFORMANCE

CLASS A SHARES
COMPARISON OF CHANGE IN VALUE OF $10,000 HYPOTHETICAL INVESTMENTS IN:
     Oppenheimer Trinity Core Fund (Class A)
     Standard & Poor's 500 Index

                                [GRAPHIC OMITTED]

           EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                   Oppenheimer Trinity Core Fund
                              (Class A)             Standard & Poor's 500
Index
       9/1/1999                $9,425                          $10,000
     10/31/1999                 9,161                           10,341
      1/31/2000                 9,083                           10,611
      4/30/2000                 9,631                           11,084
      7/31/2000                 9,725                           10,951
     10/31/2000                 9,517                           10,970
      1/31/2001                 9,026                           10,515
      4/30/2001                 8,526                            9,647
      7/31/2001                 8,290                            9,382
     10/31/2001                 7,299                            8,240
      1/31/2002                 7,818                            8,819
      4/30/2002                 7,553                            8,430
      7/31/2002                 6,420                            7,167

AVERAGE ANNUAL TOTAL RETURNS OF CLASS A SHARES OF THE FUND AT 7/31/02(1)
1-YEAR  -27.01%            SINCE INCEPTION  -14.09%

CLASS B SHARES
COMPARISON OF CHANGE IN VALUE OF $10,000 HYPOTHETICAL INVESTMENTS IN:
     Oppenheimer Trinity Core Fund (Class B)
     Standard & Poor's 500 Index

                                [GRAPHIC OMITTED]

           EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                   Oppenheimer Trinity Core Fund
                              (Class B)             Standard & Poor's 500
Index
       9/1/1999                 $10,000                        $10,000
     10/31/1999                   9,710                         10,341
      1/31/2000                   9,600                         10,611
      4/30/2000                  10,161                         11,084
      7/31/2000                  10,231                         10,951
     10/31/2000                   9,991                         10,970
      1/31/2001                   9,450                         10,515
      4/30/2001                   8,910                          9,647
      7/31/2001                   8,639                          9,382
     10/31/2001                   7,598                          8,240
      1/31/2002                   8,119                          8,819
      4/30/2002                   7,829                          8,430
      7/31/2002                   6,448                          7,167

AVERAGE ANNUAL TOTAL RETURNS OF CLASS B SHARES OF THE FUND AT 7/31/02(1)
1-YEAR  -26.91%            SINCE INCEPTION  -13.97%

1. See Notes page 11 for further details.

                       8 | OPPENHEIMER TRINITY CORE FUND
                         |

CLASS C SHARES
COMPARISON OF CHANGE IN VALUE OF $10,000 HYPOTHETICAL INVESTMENTS IN:
     Oppenheimer Trinity Core Fund (Class C)
     Standard & Poor's 500 Index

                                [GRAPHIC OMITTED]

           EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    Oppenheimer Trinity Core Fund
                               (Class C)            Standard & Poor's 500
Index
       9/1/1999                 $10,000                        $10,000
     10/31/1999                   9,710                         10,341
      1/31/2000                   9,600                         10,611
      4/30/2000                  10,170                         11,084
      7/31/2000                  10,240                         10,951
     10/31/2000                  10,010                         10,970
      1/31/2001                   9,460                         10,515
      4/30/2001                   8,920                          9,647
      7/31/2001                   8,650                          9,382
     10/31/2001                   7,610                          8,240
      1/31/2002                   8,130                          8,819
      4/30/2002                   7,840                          8,430
      7/31/2002                   6,660                          7,167

AVERAGE ANNUAL TOTAL RETURNS OF CLASS C SHARES OF THE FUND AT 7/31/02(1)
1-YEAR  -23.78%            SINCE INCEPTION  -13.01%

CLASS N SHARES
COMPARISON OF CHANGE IN VALUE OF $10,000 HYPOTHETICAL INVESTMENTS IN:
     Oppenheimer Trinity Core Fund (Class N)
     Standard & Poor's 500 Index

                                [GRAPHIC OMITTED]

           EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    Oppenheimer Trinity Core Fund
                               (Class N)            Standard & Poor's 500
Index
       3/1/2001                 $10,000                       $10,000
      4/30/2001                  10,146                        10,094
      7/31/2001                   9,843                         9,817
     10/31/2001                   8,661                         8,621
      1/31/2002                   9,269                         9,227
      4/30/2002                   8,965                         8,821
      7/31/2002                   7,539                         7,499

AVERAGE ANNUAL TOTAL RETURNS OF CLASS N SHARES OF THE FUND AT 7/31/02(1)
1-YEAR  -23.40%            SINCE INCEPTION  -18.08%

                       9 | OPPENHEIMER TRINITY CORE FUND
                         |

FUND PERFORMANCE

CLASS Y SHARES
COMPARISON OF CHANGE IN VALUE OF $10,000 HYPOTHETICAL INVESTMENTS IN:
     Oppenheimer Trinity Core Fund (Class Y)
     Standard & Poor's 500 Index

                                [GRAPHIC OMITTED]

           EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    Oppenheimer Trinity Core Fund
                               (Class Y)            Standard & Poor's 500
Index
       9/1/1999                 $10,000                       $10,000
     10/31/1999                   9,730                        10,341
      1/31/2000                   9,645                        10,611
      4/30/2000                  10,226                        11,084
      7/31/2000                  10,326                        10,951
     10/31/2000                  10,116                        10,970
      1/31/2001                   9,594                        10,515
      4/30/2001                   9,264                         9,647
      7/31/2001                   9,013                         9,382
     10/31/2001                   7,950                         8,240
      1/31/2002                   8,522                         8,819
      4/30/2002                   8,241                         8,430
      7/31/2002                   7,018                         7,167

AVERAGE ANNUAL TOTAL RETURNS OF CLASS Y SHARES OF THE FUND AT 7/31/02(1)
1-YEAR  -22.14%            SINCE INCEPTION  -11.43%

1. See Notes page 11 for further details.

THE PERFORMANCE INFORMATION FOR THE S&P 500 INDEX BEGINS ON 8/31/99 FOR CLASS
A,
B, C AND Y AND 2/28/01 FOR CLASS N.

PAST PERFORMANCE CANNOT GUARANTEE FUTURE RESULTS. GRAPHS ARE NOT DRAWN TO SAME
SCALE.

                       10 | OPPENHEIMER TRINITY CORE FUND
                          |

NOTES

IN REVIEWING PERFORMANCE, PLEASE REMEMBER THAT PAST PERFORMANCE CANNOT
GUARANTEE
FUTURE RESULTS. INVESTMENT RETURN AND PRINCIPAL VALUE OF AN INVESTMENT IN THE
FUND WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH
MORE OR LESS THAN THE ORIGINAL COST. BECAUSE OF ONGOING MARKET VOLATILITY, THE
FUND'S PERFORMANCE MAY BE SUBJECT TO SUBSTANTIAL FLUCTUATIONS, AND CURRENT
PERFORMANCE MAY BE MORE OR LESS THAN THE RESULTS SHOWN. FOR UPDATES ON THE
FUND'S PERFORMANCE, VISIT OUR WEBSITE AT WWW.OPPENHEIMERFUNDS.COM.

Total returns and the ending account values in the graphs include changes in share price and reinvestment of dividends and capital gains distributions in a hypothetical investment for the periods shown. The Fund's total returns shown do
not reflect the deduction of income taxes on an individual's investment. Taxes may reduce your actual investment returns on income or gains paid by the Fund
or
any gains you may realize if you sell your shares. The Fund's portfolio managers
are employed by the Fund's sub-advisor, Trinity Investment Management
Corporation, an affiliate of OppenheimerFunds, Inc., the Fund's investment manager. For more complete information about the Fund, including charges, expenses and risks, please refer to the prospectus. To obtain a copy, call your
financial advisor, call OppenheimerFunds Distributor, Inc. at 1.800.CALL OPP
(1.800.225.5677) or visit the OppenheimerFunds website at
WWW.OPPENHEIMERFUNDS.COM. Read the prospectus carefully before you invest or send money.

CLASS A shares of the Fund were first publicly offered on 9/1/99. Unless otherwise noted, Class A total returns are shown net of the applicable 5.75%
maximum initial sales charge.

CLASS B shares of the Fund were first publicly offered on 9/1/99. Unless otherwise noted, Class B total returns are shown net of the applicable contingent deferred sales charge of 5% (1-year) and 3% (since inception).
Class
B shares are subject to an annual 0.75% asset-based sales charge.

CLASS C shares of the Fund were first publicly offered on 9/1/99. Unless otherwise noted Class C total returns are shown net of the 1% contingent deferred sales charge for the 1-year period. Class C shares are subject to an annual 0.75% asset-based sales charge.

CLASS N shares of the Fund were first publicly offered on 3/1/01. Class N shares
are offered only through retirement plans. Unless otherwise noted, Class N returns include the contingent deferred sales charge of 1% (since inception)
if
redeemed within the first 18 months. Class N shares are subject to an annual
0.25% asset-based sales charge.

CLASS Y shares of the Fund were first publicly offered on 9/1/99. Class Y shares
are only offered to certain institutional investors under special agreement with
the distributor.

An explanation of the calculation of performance is in the Fund's Statement of
Additional Information.

                       11 | OPPENHEIMER TRINITY CORE FUND
                          |

STATEMENT OF INVESTMENTS  JULY 31, 2002

                                                                  MARKET VALUE
                                                         SHARES     SEE NOTE 1
================================================================================
 COMMON STOCKS--97.7%
--------------------------------------------------------------------------------
 CONSUMER DISCRETIONARY--16.9%
--------------------------------------------------------------------------------
 AUTO COMPONENTS--1.4%
 Dana Corp.                                               1,300     $   20,904
--------------------------------------------------------------------------------
 Delphi Corp.                                             5,200         51,792
--------------------------------------------------------------------------------
 Johnson Controls, Inc.                                     400         32,408

------------
                                                                       105,104

--------------------------------------------------------------------------------
 AUTOMOBILES--1.2%
 General Motors Corp.                                     1,900         88,445
--------------------------------------------------------------------------------
 HOTELS, RESTAURANTS & LEISURE--0.4%
 Harrah's Entertainment, Inc.(1)                            600         28,392
--------------------------------------------------------------------------------
 HOUSEHOLD DURABLES--0.6%
 Maytag Corp.                                               600         19,878
--------------------------------------------------------------------------------
 Whirlpool Corp.                                            500         28,685

------------
                                                                        48,563

--------------------------------------------------------------------------------
 MEDIA--4.2%
 AOL Time Warner, Inc.(1)                                 8,700        100,050
--------------------------------------------------------------------------------
 Comcast Corp., Cl. A Special(1)                          3,400         71,060
--------------------------------------------------------------------------------
 Interpublic Group of Cos., Inc.                          2,400         50,184
--------------------------------------------------------------------------------
 Knight-Ridder, Inc.                                        700         42,385
--------------------------------------------------------------------------------
 McGraw-Hill Cos., Inc. (The)                               900         56,295

------------
                                                                       319,974

--------------------------------------------------------------------------------
 MULTILINE RETAIL--4.2%
 Nordstrom, Inc.                                          1,900         35,910
--------------------------------------------------------------------------------
 Sears Roebuck & Co.                                      1,800         84,906
--------------------------------------------------------------------------------
 Target Corp.                                             2,000         66,700
--------------------------------------------------------------------------------
 Wal-Mart Stores, Inc.                                    2,700        132,786

------------
                                                                       320,302

--------------------------------------------------------------------------------
 SPECIALTY RETAIL--4.9%
 Best Buy Co., Inc.(1)                                    1,800         59,220
--------------------------------------------------------------------------------
 Home Depot, Inc.                                         4,500        138,960
--------------------------------------------------------------------------------
 Lowe's Cos., Inc.                                        2,400         90,840
--------------------------------------------------------------------------------
 Office Depot, Inc.(1)                                    2,100         27,258
--------------------------------------------------------------------------------
 Staples, Inc.(1)                                         3,200         53,408

------------
                                                                       369,686

                       12 | OPPENHEIMER TRINITY CORE FUND
                          |

                                                                  MARKET VALUE
                                                         SHARES     SEE NOTE 1
================================================================================
 CONSUMER STAPLES--11.1%
--------------------------------------------------------------------------------
 BEVERAGES--3.0%
 Adolph Coors Co., Cl. B                                    800     $   48,328
--------------------------------------------------------------------------------
 Coca-Cola Co. (The)                                        700         34,958
--------------------------------------------------------------------------------
 PepsiCo, Inc.                                            3,300        141,702

------------
                                                                       224,988

--------------------------------------------------------------------------------
 FOOD & DRUG RETAILING--3.1%
 Kroger Co. (The)(1)                                      2,700         52,596
--------------------------------------------------------------------------------
 Sysco Corp.                                              3,200         83,360
--------------------------------------------------------------------------------
 Walgreen Co.                                             2,900        102,457

------------
                                                                       238,413

--------------------------------------------------------------------------------
 FOOD PRODUCTS--1.1%
 Heinz (H.J.) Co.                                         2,100         80,745
--------------------------------------------------------------------------------
 HOUSEHOLD PRODUCTS--1.5%
 Colgate-Palmolive Co.                                    1,700         87,295
--------------------------------------------------------------------------------
 Procter & Gamble Corp. (The)                               300         26,697

------------
                                                                       113,992

--------------------------------------------------------------------------------
 PERSONAL PRODUCTS--2.1%
 Alberto-Culver Co., Cl. B                                1,000         47,510
--------------------------------------------------------------------------------
 Gillette Co.                                             3,300        108,504

------------
                                                                       156,014

--------------------------------------------------------------------------------
 TOBACCO--0.3%
 Philip Morris Cos., Inc.                                   500         23,025
--------------------------------------------------------------------------------
 ENERGY--6.3%
--------------------------------------------------------------------------------
 OIL & GAS--6.3%
 Anadarko Petroleum Corp.                                 1,400         60,900
--------------------------------------------------------------------------------
 Apache Corp.                                               440         22,660
--------------------------------------------------------------------------------
 Burlington Resources, Inc.                                 700         25,585
--------------------------------------------------------------------------------
 ChevronTexaco Corp.                                      1,700        127,500
--------------------------------------------------------------------------------
 Devon Energy Corp.                                       1,500         62,520
--------------------------------------------------------------------------------
 Exxon Mobil Corp.                                        4,000        147,040
--------------------------------------------------------------------------------
 Occidental Petroleum Corp.                               1,100         29,799

------------
                                                                       476,004

--------------------------------------------------------------------------------
 FINANCIALS--18.0%
--------------------------------------------------------------------------------
 BANKS--2.2%
 Bank of America Corp.                                      300         19,950
--------------------------------------------------------------------------------
 BB&T Corp.                                               1,500         55,530
--------------------------------------------------------------------------------
 FleetBoston Financial Corp.                              4,000         92,800

------------
                                                                       168,280

                       13 | OPPENHEIMER TRINITY CORE FUND
                          |

STATEMENT OF INVESTMENTS  CONTINUED

                                                                  MARKET VALUE
                                                         SHARES     SEE NOTE 1
================================================================================
 DIVERSIFIED FINANCIALS--10.1%
 AMBAC Financial Group, Inc.                                600      $  37,818
--------------------------------------------------------------------------------
 Bear Stearns Cos., Inc. (The)                              800         48,176
--------------------------------------------------------------------------------
 Capital One Financial Corp.                              1,400         44,380
--------------------------------------------------------------------------------
 Citigroup, Inc.                                          6,300        211,302
--------------------------------------------------------------------------------
 Household International, Inc.                            2,000         85,340
--------------------------------------------------------------------------------
 J.P. Morgan Chase & Co.                                  1,900         47,424
--------------------------------------------------------------------------------
 MBNA Corp.                                               4,800         93,072
--------------------------------------------------------------------------------
 Merrill Lynch & Co., Inc.                                2,500         89,125
--------------------------------------------------------------------------------
 Morgan Stanley                                           2,800        112,980

------------
                                                                       769,617

--------------------------------------------------------------------------------
 INSURANCE--5.7%
 Allstate Corp.                                             800         30,408
--------------------------------------------------------------------------------
 American International Group, Inc.                       1,100         70,312
--------------------------------------------------------------------------------
 Aon Corp.                                                2,500         59,375
--------------------------------------------------------------------------------
 Chubb Corp.                                                600         38,934
--------------------------------------------------------------------------------
 Lincoln National Corp.                                   1,400         51,366
--------------------------------------------------------------------------------
 MBIA, Inc.                                               1,000         49,590
--------------------------------------------------------------------------------
 MGIC Investment Corp.                                    1,000         63,000
--------------------------------------------------------------------------------
 XL Capital Ltd., Cl. A                                     900         66,690

------------
                                                                       429,675

--------------------------------------------------------------------------------
 HEALTH CARE--13.4%
--------------------------------------------------------------------------------
 BIOTECHNOLOGY--1.3%
 Wyeth                                                    2,500         99,750
--------------------------------------------------------------------------------
 HEALTH CARE PROVIDERS & SERVICES--3.2%
 Aetna, Inc.                                              1,100         48,048
--------------------------------------------------------------------------------
 Cigna Corp.                                                700         63,000
--------------------------------------------------------------------------------
 Quintiles Transnational Corp.(1)                         3,900         38,727
--------------------------------------------------------------------------------
 UnitedHealth Group, Inc.                                 1,100         96,426

------------
                                                                       246,201

--------------------------------------------------------------------------------
 PHARMACEUTICALS--8.9%
 Abbott Laboratories                                      2,000         82,820
--------------------------------------------------------------------------------
 Forest Laboratories, Inc.(1)                               800         61,976
--------------------------------------------------------------------------------
 Johnson & Johnson                                        3,100        164,300
--------------------------------------------------------------------------------
 Merck & Co., Inc.                                        1,200         59,520
--------------------------------------------------------------------------------
 Pfizer, Inc.                                             8,275        267,696
--------------------------------------------------------------------------------
 Schering-Plough Corp.                                    1,400         35,700

------------
                                                                       672,012

                       14 | OPPENHEIMER TRINITY CORE FUND
                          |

                                                                  MARKET VALUE
                                                         SHARES     SEE NOTE 1
================================================================================
 INDUSTRIALS--11.0%
--------------------------------------------------------------------------------
 AEROSPACE & DEFENSE--1.9%
 Goodrich Corp.                                           1,000      $  22,310
--------------------------------------------------------------------------------
 Honeywell International, Inc.                            1,400         45,304
--------------------------------------------------------------------------------
 Northrop Grumman Corp.                                     700         77,490

------------
                                                                       145,104

--------------------------------------------------------------------------------
 AIRLINES--0.5%
 Delta Air Lines, Inc.                                    2,500         38,950
--------------------------------------------------------------------------------
 COMMERCIAL SERVICES & SUPPLIES--1.4%
 First Data Corp.                                         2,400         83,880
--------------------------------------------------------------------------------
 Sabre Holdings Corp.(1)                                    900         23,868

------------
                                                                       107,748

--------------------------------------------------------------------------------
 INDUSTRIAL CONGLOMERATES--6.3%
 3M Co.                                                   1,000        125,830
--------------------------------------------------------------------------------
 General Electric Co.                                    10,900        350,980

------------
                                                                       476,810

--------------------------------------------------------------------------------
 MACHINERY--0.5%
 Ingersoll-Rand Co., Cl. A                                  900         34,551
--------------------------------------------------------------------------------
 TRADING COMPANIES & DISTRIBUTORS--0.4%
 Grainger (W.W.), Inc.                                      600         29,424
--------------------------------------------------------------------------------
 INFORMATION TECHNOLOGY--12.2%
--------------------------------------------------------------------------------
 COMMUNICATIONS EQUIPMENT--1.6%
 Avaya, Inc.(1)                                           1,700          2,533
--------------------------------------------------------------------------------
 Cisco Systems, Inc.(1)                                   4,500         59,355
--------------------------------------------------------------------------------
 Motorola, Inc.                                           5,000         58,000

------------
                                                                       119,888

--------------------------------------------------------------------------------
 COMPUTERS & PERIPHERALS--3.7%
 Apple Computer, Inc.(1)                                  2,200         33,572
--------------------------------------------------------------------------------
 Hewlett-Packard Co.                                      5,800         82,070
--------------------------------------------------------------------------------
 International Business Machines Corp.                    1,700        119,680
--------------------------------------------------------------------------------
 Lexmark International, Inc., Cl. A(1)                      700         34,216
--------------------------------------------------------------------------------
 NCR Corp.(1)                                               500         13,155

------------
                                                                       282,693

--------------------------------------------------------------------------------
 IT CONSULTING & SERVICES--1.2%
 Computer Sciences Corp.(1)                                 700         25,900
--------------------------------------------------------------------------------
 Electronic Data Systems Corp.                            1,400         51,478
--------------------------------------------------------------------------------
 Unisys Corp.(1)                                          2,200         16,544

------------
                                                                        93,922

                       15 | OPPENHEIMER TRINITY CORE FUND
                          |

STATEMENT OF INVESTMENTS  CONTINUED

                                                                  MARKET VALUE
                                                         SHARES     SEE NOTE 1
================================================================================
 SEMICONDUCTOR EQUIPMENT & PRODUCTS--2.4%
 Intel Corp.                                              7,300     $  137,167
--------------------------------------------------------------------------------
 Maxim Integrated Products, Inc.(1)                       1,200         42,216

------------
                                                                       179,383

--------------------------------------------------------------------------------
 SOFTWARE--3.3%
 Intuit, Inc.(1)                                            600         26,388
--------------------------------------------------------------------------------
 Microsoft Corp.(1)                                       4,700        225,506

------------
                                                                       251,894

--------------------------------------------------------------------------------
 MATERIALS--2.6%
--------------------------------------------------------------------------------
 CHEMICALS--1.3%
 Du Pont (E.I.) de Nemours & Co.                          2,400        100,584
--------------------------------------------------------------------------------
 CONTAINERS & PACKAGING--0.3%
 Ball Corp.                                                 500         21,510
--------------------------------------------------------------------------------
 METALS & MINING--0.4%
 Allegheny Technologies, Inc.                             2,900         27,753
--------------------------------------------------------------------------------
 PAPER & FOREST PRODUCTS--0.6%
 International Paper Co.                                  1,200         47,784
--------------------------------------------------------------------------------
 TELECOMMUNICATION SERVICES--2.6%
--------------------------------------------------------------------------------
 DIVERSIFIED TELECOMMUNICATION SERVICES--2.6%
 Sprint Corp. (Fon Group)                                 5,500         51,425
--------------------------------------------------------------------------------
 Verizon Communications, Inc.                             4,400        145,200

------------
                                                                       196,625

--------------------------------------------------------------------------------
 UTILITIES--3.6%
--------------------------------------------------------------------------------
 ELECTRIC UTILITIES--1.2%
 Mirant Corp.(1)                                          2,000          7,200
--------------------------------------------------------------------------------
 Reliant Energy, Inc.                                       800          8,048
--------------------------------------------------------------------------------
 TXU Corp.                                                1,800         77,634

------------
                                                                        92,882

--------------------------------------------------------------------------------
 GAS UTILITIES--2.4%
 El Paso Corp.                                            2,200         31,790
--------------------------------------------------------------------------------
 KeySpan Corp.                                            1,200         41,880
--------------------------------------------------------------------------------
 NiSource, Inc.                                           2,500         49,500
--------------------------------------------------------------------------------
 Sempra Energy                                            2,728         57,834

------------
                                                                       181,004

------------
 Total Common Stocks (Cost $8,821,291)                               7,407,691

                       16 | OPPENHEIMER TRINITY CORE FUND
                          |

                                                      PRINCIPAL   MARKET VALUE
                                                         AMOUNT     SEE NOTE 1
================================================================================
 JOINT REPURCHASE AGREEMENTS--2.1%
--------------------------------------------------------------------------------
 Undivided interest of 0.07% in joint repurchase
 agreement with Banc One Capital Markets, Inc.,
 1.77%, dated 7/31/02, to be repurchased at
 $212,462,446 on 8/1/02, collateralized by U.S.
 Treasury Bonds, 7.50%, 11/15/16, with a value of
 $110,819,035, U.S. Treasury Nts., 3.625%--6.50%,
 8/31/03--2/15/10, with a value of $71,070,747 and
 U.S. Treasury Bills, 12/26/02, with a value of
 $34,953,398 (Cost $155,000)                           $155,000     $  155,000

--------------------------------------------------------------------------------
 TOTAL INVESTMENTS, AT VALUE (COST $8,976,291)             99.8%     7,562,691
--------------------------------------------------------------------------------
 OTHER ASSETS NET OF LIABILITIES                            0.2         18,043

-------------------------
 NET ASSETS                                               100.0%    $7,580,734

=========================

FOOTNOTES TO STATEMENT OF INVESTMENTS

1. Non-income producing security.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                       17 | OPPENHEIMER TRINITY CORE FUND
                          |

STATEMENT OF ASSETS AND LIABILITIES  JULY 31, 2002

================================================================================
 ASSETS
--------------------------------------------------------------------------------
 Investments, at value (cost $8,976,291)--see accompanying
   statement
$7,562,691
--------------------------------------------------------------------------------
 Cash
803
--------------------------------------------------------------------------------
 Receivables and other assets:
 Shares of beneficial interest sold
26,765
 Investments sold
14,286
 Interest and dividends
7,672
 Other
498

------------
 Total assets
7,612,715

================================================================================
 LIABILITIES
--------------------------------------------------------------------------------
 Payables and other liabilities:
 Legal, auditing and other professional fees
12,236
 Shares of beneficial interest redeemed
7,821
 Shareholder reports
4,645
 Transfer and shareholder servicing agent fees
4,521
 Distribution and service plan fees
1,442
 Trustees' compensation
938
 Other
378

------------
 Total liabilities
31,981

================================================================================
 NET ASSETS                                                         $
7,580,734

============

================================================================================
 COMPOSITION OF NET ASSETS
--------------------------------------------------------------------------------
 Paid-in capital
$10,643,174
--------------------------------------------------------------------------------
 Overdistributed net investment income
(930)
--------------------------------------------------------------------------------
 Accumulated net realized loss on investment transactions
(1,647,910)
--------------------------------------------------------------------------------
 Net unrealized depreciation on investments
(1,413,600)

------------
 NET ASSETS                                                         $
7,580,734

============

                       18 | OPPENHEIMER TRINITY CORE FUND
                          |

================================================================================
 NET ASSET VALUE PER SHARE
--------------------------------------------------------------------------------
 Class A Shares:
 Net asset value and redemption price per share (based on net assets of $4,270,073 and 627,585 shares of beneficial
 interest outstanding)
$6.80
 Maximum offering price per share (net asset value plus sales charge of 5.75% of offering price)
$7.21
--------------------------------------------------------------------------------
 Class B Shares:
 Net asset value, redemption price (excludes applicable
 contingent deferred sales charge) and offering price per
 share (based on net assets of $1,769,611 and 266,580 shares of beneficial interest outstanding)
$6.64
--------------------------------------------------------------------------------
 Class C Shares:
 Net asset value, redemption price (excludes applicable
 contingent deferred sales charge) and offering price per
 share (based on net assets of $1,337,332 and 200,949 shares of beneficial interest outstanding)
$6.66
--------------------------------------------------------------------------------
 Class N Shares:
 Net asset value, redemption price (excludes applicable
 contingent deferred sales charge) and offering price per
 share (based on net assets of $82,236 and 12,143 shares of
 beneficial interest outstanding)
$6.77
--------------------------------------------------------------------------------
 Class Y Shares:
 Net asset value, redemption price and offering price per
 share (based on net assets of $121,482 and 17,346 shares of beneficial interest outstanding)
$7.00

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                       19 | OPPENHEIMER TRINITY CORE FUND
                          |

STATEMENT OF OPERATIONS  FOR THE YEAR ENDED JULY 31, 2002

================================================================================
 INVESTMENT INCOME
--------------------------------------------------------------------------------
 Dividends (net of foreign withholding taxes of $1,090)             $
107,984
--------------------------------------------------------------------------------
 Interest
5,192

------------
 Total investment income
113,176

================================================================================
 EXPENSES
--------------------------------------------------------------------------------
 Management fees
59,119
--------------------------------------------------------------------------------
 Distribution and service plan fees:
 Class A
10,327
 Class B
17,349
 Class C
13,478
 Class N
355
--------------------------------------------------------------------------------
 Transfer and shareholder servicing agent fees:
 Class A
28,445
 Class B
10,688
 Class C
8,273
 Class N
473
 Class Y
2,562
--------------------------------------------------------------------------------
 Shareholder reports
27,998
--------------------------------------------------------------------------------
 Legal, auditing and other professional fees
11,983
--------------------------------------------------------------------------------
 Custodian fees and expenses
12
 Other
2,800

------------
 Total expenses
193,862
 Less reduction to custodian expenses
(12)
 Less voluntary waiver of transfer and shareholder servicing agent fees--Class A, B, C and N
(14,371)
 Less voluntary waiver of transfer and shareholder servicing agent fees--Class Y
(2,417)

------------
 Net expenses
177,062

================================================================================
 NET INVESTMENT LOSS
(63,886)

================================================================================
 REALIZED AND UNREALIZED LOSS
--------------------------------------------------------------------------------
 Net realized loss on investments
(754,452)
--------------------------------------------------------------------------------
 Net change in unrealized depreciation on investments
(1,279,863)

------------
 Net realized and unrealized loss
(2,034,315)

================================================================================
 NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS
$(2,098,201)

============

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                       20 | OPPENHEIMER TRINITY CORE FUND
                          |

STATEMENTS OF CHANGES IN NET ASSETS

 YEAR ENDED JULY 31,                                         2002
2001
================================================================================
 OPERATIONS
--------------------------------------------------------------------------------
 Net investment loss                                  $   (63,886)   $
(54,363)
--------------------------------------------------------------------------------
 Net realized loss                                       (754,452)
(852,034)
--------------------------------------------------------------------------------
 Net change in unrealized depreciation                 (1,279,863)
(414,078)

--------------------------
 Net decrease in net assets resulting from operations  (2,098,201)
(1,320,475)

================================================================================
 BENEFICIAL INTEREST TRANSACTIONS
--------------------------------------------------------------------------------
 Net increase (decrease) in net assets resulting from
 beneficial interest transactions:
 Class A                                                  753,354
(380,294)
 Class B                                                  805,690
546,688
 Class C                                                  429,039
480,795
 Class N                                                  105,713
1,000
 Class Y                                                   65,834
123,492

================================================================================
 NET ASSETS
--------------------------------------------------------------------------------
 Total increase (decrease)                                 61,429
(548,794)
--------------------------------------------------------------------------------
 Beginning of period                                    7,519,305
8,068,099

--------------------------
 End of period [including overdistributed net
 investment income $930 and $794, respectively]       $ 7,580,734
$7,519,305
                                                      ===========
==========

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                       21 | OPPENHEIMER TRINITY CORE FUND
                          |

 FINANCIAL HIGHLIGHTS

 CLASS A  YEAR ENDED JULY 31,                                2002
2001      2000(1)
========================================================================================

 PER SHARE OPERATING DATA
----------------------------------------------------------------------------------------
 Net asset value, beginning of period                      $ 8.78    $10.30
$ 10.00
----------------------------------------------------------------------------------------
 Income (loss) from investment operations:
 Net investment income (loss)                                (.04)
(.04)      .02
 Net realized and unrealized gain (loss)                    (1.94)
(1.48)      .30

-----------------------------
 Total from investment operations                           (1.98)
(1.52)      .32
----------------------------------------------------------------------------------------
 Dividends and/or distributions to shareholders:
 Dividends from net investment income                          --
--        --(2)
 Dividends in excess of net investment income                  --
--      (.02)

-----------------------------
 Total dividends and/or distributions
 to shareholders                                               --
--      (.02)
----------------------------------------------------------------------------------------
 Net asset value, end of period                             $6.80
$8.78    $10.30

=============================

========================================================================================
 TOTAL RETURN, AT NET ASSET VALUE(3)                       (22.55)%
(14.76)%    3.18%
----------------------------------------------------------------------------------------

========================================================================================
 RATIOS/SUPPLEMENTAL DATA
----------------------------------------------------------------------------------------
 Net assets, end of period (in thousands)                  $4,270
$4,737    $5,918
----------------------------------------------------------------------------------------
 Average net assets (in thousands)                         $4,625
$5,173    $3,959
----------------------------------------------------------------------------------------
 Ratios to average net assets:(4)
 Net investment income (loss)                               (0.52)%
(0.40)%    0.14%
 Expenses                                                    2.13%
1.68%     1.46%
 Expenses, net of reduction to custodian expenses
 and/or voluntary waiver of transfer agent fees              1.95%
1.68%     1.41%
----------------------------------------------------------------------------------------
 Portfolio turnover rate                                      105%
164%      195%

1. For the period from September 1, 1999 (inception of offering) to July 31,
2000.
2. Less than $0.005 per share.
3. Assumes an investment on the business day before the first day of the fiscal
period (or inception of offering), with all dividends and distributions reinvested in
additional shares on the reinvestment date, and redemption at the net asset value
calculated on the last business day of the fiscal period. Sales charges are not
reflected in the total returns. Total returns are not annualized for periods of less
than one full year.
4. Annualized for periods of less than one full year.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                       22 | OPPENHEIMER TRINITY CORE FUND
                          |

 CLASS B YEAR ENDED JULY 31,                                 2002
2001      2000(1)
========================================================================================

 PER SHARE OPERATING DATA
----------------------------------------------------------------------------------------
 Net asset value, beginning of period                      $ 8.63    $10.22
$ 10.00
----------------------------------------------------------------------------------------
 Income (loss) from investment operations:
 Net investment loss                                         (.06)
(.10)     (.02)
 Net realized and unrealized gain (loss)                    (1.93)
(1.49)      .25

-----------------------------
 Total from investment operations                           (1.99)
(1.59)      .23
----------------------------------------------------------------------------------------
 Dividends and/or distributions to shareholders:
 Dividends from net investment income                          --
--        --(2)
 Dividends in excess of net investment income                  --
--      (.01)

-----------------------------
 Total dividends and/or distributions
 to shareholders                                               --
--      (.01)
----------------------------------------------------------------------------------------
 Net asset value, end of period                             $6.64
$8.63    $10.22

=============================

========================================================================================
 TOTAL RETURN, AT NET ASSET VALUE(3)                       (23.06)%
(15.56)%    2.31%
----------------------------------------------------------------------------------------

========================================================================================
 RATIOS/SUPPLEMENTAL DATA
----------------------------------------------------------------------------------------
 Net assets, end of period (in thousands)                  $1,770
$1,434    $1,160
----------------------------------------------------------------------------------------
 Average net assets (in thousands)                         $1,736
$1,388    $  386
----------------------------------------------------------------------------------------
 Ratios to average net assets:(4)
 Net investment loss                                        (1.27)%
(1.32)%   (0.73)%
 Expenses                                                    2.91%
2.57%     2.33%
 Expenses, net of reduction to custodian expenses
 and/or voluntary waiver of transfer agent fees              2.73%
2.57%     2.28%
----------------------------------------------------------------------------------------
 Portfolio turnover rate                                      105%
164%      195%

1. For the period from September 1, 1999 (inception of offering) to July 31,
2000.
2. Less than $0.005 per share.
3. Assumes an investment on the business day before the first day of the fiscal
period (or inception of offering), with all dividends and distributions reinvested in
additional shares on the reinvestment date, and redemption at the net asset value
calculated on the last business day of the fiscal period. Sales charges are not
reflected in the total returns. Total returns are not annualized for periods of less
than one full year.
4. Annualized for periods of less than one full year.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                       23 | OPPENHEIMER TRINITY CORE FUND
                          |

FINANCIAL HIGHLIGHTS  CONTINUED

 CLASS C  YEAR ENDED JULY 31,                                2002      2001
2000(1)
========================================================================================

 PER SHARE OPERATING DATA
----------------------------------------------------------------------------------------
 Net asset value, beginning of period                      $ 8.65    $10.24
$ 10.00
----------------------------------------------------------------------------------------
 Income (loss) from investment operations:
 Net investment loss                                         (.07)
(.10)     (.03)
 Net realized and unrealized gain (loss)                    (1.92)
(1.49)      .27

-----------------------------
 Total from investment operations                           (1.99)
(1.59)      .24
----------------------------------------------------------------------------------------
 Dividends and/or distributions to shareholders:
 Dividends from net investment income                          --
--        --(2)
 Dividends in excess of net investment income                  --
--        --

-----------------------------
 Total dividends and/or distributions
 to shareholders                                               --
--        --
----------------------------------------------------------------------------------------
 Net asset value, end of period                             $6.66
$8.65    $10.24

=============================

========================================================================================
 TOTAL RETURN, AT NET ASSET VALUE(3)                       (23.01)%
(15.53)%    2.40%
----------------------------------------------------------------------------------------

========================================================================================
 RATIOS/SUPPLEMENTAL DATA
----------------------------------------------------------------------------------------
 Net assets, end of period (in thousands)                  $1,337
$1,262      $989
----------------------------------------------------------------------------------------
 Average net assets (in thousands)                         $1,348
$1,215      $322
----------------------------------------------------------------------------------------
 Ratios to average net assets:(4)
 Net investment loss                                        (1.29)%
(1.29)%   (0.73)%
 Expenses                                                    2.90%
2.59%     2.33%
 Expenses, net of reduction to custodian expenses
 and/or voluntary waiver of transfer agent fees              2.72%
2.59%     2.28%
----------------------------------------------------------------------------------------
 Portfolio turnover rate                                      105%
164%      195%

1. For the period from September 1, 1999 (inception of offering) to July 31,
2000.
2. Less than $0.005 per share.
3. Assumes an investment on the business day before the first day of the fiscal
period (or inception of offering), with all dividends and distributions reinvested in
additional shares on the reinvestment date, and redemption at the net asset value
calculated on the last business day of the fiscal period. Sales charges are not
reflected in the total returns. Total returns are not annualized for periods of less
than one full year.
4. Annualized for periods of less than one full year.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                       24 | OPPENHEIMER TRINITY CORE FUND
                          |

 CLASS N   YEAR ENDED JULY 31,                                 2002    2001(1)
================================================================================
 PER SHARE OPERATING DATA
--------------------------------------------------------------------------------
 Net asset value, beginning of period                         $8.75    $ 8.89
--------------------------------------------------------------------------------
 Income (loss) from investment operations:
 Net investment loss                                           (.05)     (.05)
 Net realized and unrealized loss                             (1.93)     (.09)

------------------
 Total from investment operations                             (1.98)     (.14)
--------------------------------------------------------------------------------
 Dividends and/or distributions to shareholders:
 Dividends from net investment income                            --        --
 Dividends in excess of net investment income                    --        --

------------------
 Total dividends and/or distributions
 to shareholders                                                 --        --
--------------------------------------------------------------------------------
 Net asset value, end of period                               $6.77     $8.75

==================

================================================================================
 TOTAL RETURN, AT NET ASSET VALUE(2)                         (22.63)%
(1.58)%
--------------------------------------------------------------------------------

================================================================================
 RATIOS/SUPPLEMENTAL DATA
--------------------------------------------------------------------------------
 Net assets, end of period (in thousands)                       $82        $1
--------------------------------------------------------------------------------
 Average net assets (in thousands)                              $71        $1
--------------------------------------------------------------------------------
 Ratios to average net assets:(3)
 Net investment loss                                          (0.70)%
(1.43)%
 Expenses                                                      2.46%     1.75%
 Expenses, net of reduction to custodian expenses
 and/or voluntary waiver of transfer agent fees                2.28%     1.75%
--------------------------------------------------------------------------------
 Portfolio turnover rate                                        105%      164%

1. For the period from March 1, 2001 (inception of offering) to July 31, 2001.
2. Assumes an investment on the business day before the first day of the fiscal
period (or inception of offering), with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the
net asset value calculated on the last business day of the fiscal period.
Sales
charges are not reflected in the total returns. Total returns are not annualized
for periods of less than one full year.
3. Annualized for periods of less than one full year.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                       25 | OPPENHEIMER TRINITY CORE FUND
                          |

 FINANCIAL HIGHLIGHTS  CONTINUED

 CLASS Y   YEAR ENDED JULY 31,                               2002
2001      2000(1)
==========================================================================================

 PER SHARE OPERATING DATA
------------------------------------------------------------------------------------------
 Net asset value, beginning of period                       $8.99    $10.30
$ 10.00
------------------------------------------------------------------------------------------
 Income (loss) from investment operations:
 Net investment income (loss)                                (.03)
(.02)      .05
 Net realized and unrealized gain (loss)                    (1.96)
(1.29)      .28

------------------------------
 Total from investment operations                           (1.99)
(1.31)      .33
------------------------------------------------------------------------------------------
 Dividends and/or distributions to shareholders:
 Dividends from net investment income                          --
--        --(2)
 Dividends in excess of net investment income                  --
--      (.03)

------------------------------
 Total dividends and/or distributions
 to shareholders                                               --
--      (.03)
------------------------------------------------------------------------------------------
 Net asset value, end of period                             $7.00    $
8.99    $10.30

==============================

==========================================================================================
 TOTAL RETURN, AT NET ASSET VALUE(3)                       (22.14)%
(12.72)%    3.26%
------------------------------------------------------------------------------------------

==========================================================================================
 RATIOS/SUPPLEMENTAL DATA
------------------------------------------------------------------------------------------
 Net assets, end of period (in thousands)                    $121      $
86        $1
------------------------------------------------------------------------------------------
 Average net assets (in thousands)                           $102
$160        $1
------------------------------------------------------------------------------------------
 Ratios to average net assets:(4)
 Net investment income                                       0.04%
0.07%     0.26%
 Expenses                                                    3.80%
2.35%(5)  1.34%
 Expenses, net of reduction to custodian expenses
 and/or voluntary waiver of transfer agent fees              1.43%
1.30%     1.29%
------------------------------------------------------------------------------------------
 Portfolio turnover rate                                      105%
164%      195%

1. For the period from September 1, 1999 (inception of offering) to July 31,
2000.
2. Less than $0.005 per share.
3. Assumes an investment on the business day before the first day of the fiscal
period (or inception of offering), with all dividends and distributions reinvested in
additional shares on the reinvestment date, and redemption at the net asset value
calculated on the last business day of the fiscal period. Sales charges are not
reflected in the total returns. Total returns are not annualized for periods of less
than one full year.
4. Annualized for periods of less than one full year.
5. Added since July 31, 2001 to reflect expenses before reduction to custodian expenses and voluntary waiver of transfer agent fees.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                       26 | OPPENHEIMER TRINITY CORE FUND
                          |

NOTES TO FINANCIAL STATEMENTS

================================================================================
 1. SIGNIFICANT ACCOUNTING POLICIES
 Oppenheimer Trinity Core Fund (the Fund) is registered under the Investment
 Company Act of 1940, as amended, as an open-end management investment company.
 The Fund's investment objective is to seek long-term growth of capital. The
 Fund's investment advisor is OppenheimerFunds, Inc. (the Manager).
    The Fund offers Class A, Class B, Class C, Class N and Class Y shares.
Class
 A shares are sold at their offering price, which is normally net asset value plus a front-end sales charge. Class B, Class C and Class N shares are sold without a front-end sales charge but may be subject to a contingent deferred sales charge (CDSC). Class N shares are sold only through retirement plans.
 Retirement plans that offer Class N shares may impose charges on those accounts. Class Y shares are sold to certain institutional investors without either a front-end sales charge or a CDSC. All classes of shares have identical
 rights and voting privileges. Earnings, net assets and net asset value per share may differ by minor amounts due to each class having its own expenses directly attributable to that class. Classes A, B, C and N have separate distribution and/or service plans. No such plan has been adopted for Class Y shares. Class B shares will automatically convert to Class A shares six years after the date of purchase.
    The following is a summary of significant accounting policies consistently followed by the Fund.

--------------------------------------------------------------------------------
 SECURITIES VALUATION. Securities listed or traded on National Stock Exchanges or other domestic or foreign exchanges are valued based on the last sale price
 of the security traded on that exchange prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the last
 sale price on the prior trading day, if it is within the spread of the closing
 bid and asked prices, and if not, at the closing bid price. Securities
 (including restricted securities) for which quotations are not readily available are valued primarily using dealer-supplied valuations, a portfolio pricing service authorized by the Board of Trustees, or at their fair value.
 Fair value is determined in good faith under consistently applied procedures under the supervision of the Board of Trustees. Short-term "money market type"
 debt securities with remaining maturities of sixty days or less are valued at amortized cost (which approximates market value).

--------------------------------------------------------------------------------
 JOINT REPURCHASE AGREEMENTS. The Fund, along with other affiliated funds managed by the Manager, may transfer uninvested cash balances into one or more
 joint repurchase agreement accounts. These balances are invested in one or more
 repurchase agreements, secured by U.S. government securities. Securities pledged as collateral for repurchase agreements are held by a custodian bank until the agreements mature. Each agreement requires that the market value of the collateral be sufficient to cover payments of interest and principal;
 however, in the event of default by the other party to the agreement, retention
 of the collateral may be subject to legal proceedings.

                       27 | OPPENHEIMER TRINITY CORE FUND
                          |

NOTES TO FINANCIAL STATEMENTS  CONTINUED

================================================================================
 1. SIGNIFICANT ACCOUNTING POLICIES Continued
 ALLOCATION OF INCOME, EXPENSES, GAINS AND LOSSES. Income, expenses (other than
 those attributable to a specific class), gains and losses are allocated daily to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.

--------------------------------------------------------------------------------
 FEDERAL TAXES. The Fund intends to continue to comply with provisions of the
 Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders.
 Therefore, no federal income or excise tax provision is required, however, during the year ended July 31, 2002, the Fund paid federal excise tax of $27.
    As of July 31, 2002, the Fund had approximately $525,000 of post-October losses available to offset future capital gains, if any. Such losses, if unutilized, will expire in 2011.

 As of July 31, 2002, the Fund had available for federal income tax purposes unused capital loss carryforward as follows:

                              EXPIRING
                              -----------------------
                              2008         $   41,424
                              2009            111,626
                              2010            969,855
                                           ----------
                              TOTAL        $1,122,905
                                           ==========

--------------------------------------------------------------------------------
 TRUSTEES' COMPENSATION. The Fund has adopted an unfunded retirement plan for the Fund's independent trustees. Benefits are based on years of service and fees paid to each trustee during the years of service. During the year ended
 July 31, 2002, the Fund's projected benefit obligations were increased by
$136,
 resulting in an accumulated liability of $930 as of July 31, 2002.
    The Board of Trustees has adopted a deferred compensation plan for independent trustees that enables trustees to elect to defer receipt of all
or
 a portion of annual compensation they are entitled to receive from the Fund.
 Under the plan, the compensation deferred is periodically adjusted as though an
 equivalent amount had been invested for the Board of Trustees in shares of one
 or more Oppenheimer funds selected by the trustee. The amount paid to the
Board
 of Trustees under the plan will be determined based upon the performance of the
 selected funds. Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not materially affect the Fund's assets, liabilities or net investment income per share.

--------------------------------------------------------------------------------
 DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date.

                       28 | OPPENHEIMER TRINITY CORE FUND
                          |

--------------------------------------------------------------------------------
 CLASSIFICATION OF DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the
 fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized
 gain was recorded by the Fund.
    The Fund adjusts the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended July 31, 2002, amounts have been reclassified to reflect a decrease
 in paid-in capital of $63,750. Overdistributed net investment income on investments was decreased by the same amount. Net assets of the Fund were unaffected by the reclassifications.
    No distributions were paid during the years ended July 31, 2002 and July
31,
 2001.

 As of July 31, 2002, the components of distributable earnings on a tax basis were as follows:

                 Overdistributed net investment income     $      (930)
                 Accumulated net realized loss              (1,647,910)
                 Net unrealized depreciation                (1,413,600)
                                                           -----------
                 Total                                     $(3,062,440)
                                                           ===========

--------------------------------------------------------------------------------
 INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date or upon
 ex-dividend notification in the case of certain foreign dividends where the ex-dividend date may have passed. Non-cash dividends included in dividend income, if any, are recorded at the fair market value of the securities received. Interest income, which includes accretion of discount and amortization of premium, is accrued as earned.

--------------------------------------------------------------------------------
 SECURITY TRANSACTIONS. Security transactions are recorded on the trade date.
 Realized gains and losses on securities sold are determined on the basis of identified cost.

--------------------------------------------------------------------------------
 OTHER. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income
and
 expenses during the reporting period. Actual results could differ from those estimates.

                       29 | OPPENHEIMER TRINITY CORE FUND
                          |

NOTES TO FINANCIAL STATEMENTS  CONTINUED

================================================================================
 2. SHARES OF BENEFICIAL INTEREST
 The Fund has authorized an unlimited number of no par value shares of beneficial interest of each class. Transactions in shares of beneficial interest were as follows:

                              YEAR ENDED JULY 31, 2002    YEAR ENDED JULY 31,
2001(1)
                                SHARES        AMOUNT         SHARES
AMOUNT
---------------------------------------------------------------------------------------

 CLASS A
 Sold                          357,407   $ 2,895,526        336,660    $
3,156,806
 Redeemed                     (269,496)   (2,142,172)      (371,783)
(3,537,100)

---------------------------------------------------------
 Net increase (decrease)        87,911   $   753,354        (35,123)   $
(380,294)

=========================================================

---------------------------------------------------------------------------------------
 CLASS B
 Sold                          170,545   $ 1,354,469        172,823    $
1,659,199
 Redeemed                      (70,151)     (548,779)      (120,188)
(1,112,511)

---------------------------------------------------------
 Net increase                  100,394   $   805,690         52,635    $
546,688

=========================================================

---------------------------------------------------------------------------------------
 CLASS C
 Sold                          118,519   $   920,001        131,127    $
1,244,952
 Redeemed                      (63,389)     (490,962)       (81,907)
(764,157)

---------------------------------------------------------
 Net increase                   55,130   $   429,039         49,220    $
480,795

=========================================================

---------------------------------------------------------------------------------------
 CLASS N
 Sold                           42,122   $   349,796            112    $
1,000
 Redeemed                      (30,091)     (244,083)
--             --

---------------------------------------------------------
 Net increase                   12,031   $   105,713            112    $
1,000

=========================================================

---------------------------------------------------------------------------------------
 CLASS Y
 Sold                           10,433   $    87,052         39,211    $
389,874
 Redeemed                       (2,604)      (21,218)       (29,794)
(266,382)

---------------------------------------------------------
 Net increase                    7,829   $    65,834          9,417    $
123,492

=========================================================

 1. For the year ended July 31, 2001, for Class A, B, C and Y shares and for the
 period from March 1, 2001 (inception of offering) to July 31, 2001, for
Class N
 shares.

                       30 | OPPENHEIMER TRINITY CORE FUND
                          |

--------------------------------------------------------------------------------
 3. PURCHASES AND SALES OF SECURITIES
 The aggregate cost of purchases and proceeds from sales of securities, other than short-term obligations, for the year ended July 31, 2002, were
$10,242,328
 and $8,011,520, respectively.

 As of July 31, 2002, unrealized appreciation (depreciation) based on cost of securities for federal income tax purposes of $8,976,291 was composed of:

                     Gross unrealized appreciation   $   198,510
                     Gross unrealized depreciation    (1,612,110)
                                                     -----------
                     Net unrealized depreciation     $(1,413,600)
                                                     ===========

 The difference between book-basis and tax-basis unrealized appreciation and depreciation is attributable primarily to the tax deferral of losses on wash sales, or return of capital dividends, and the realization for tax purposes of
 unrealized gain (loss) on certain futures contracts, investments in passive foreign investment companies, and forward foreign currency exchange contracts.

================================================================================
 4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES
 MANAGEMENT FEES. Management fees paid to the Manager were in accordance with the investment advisory agreement with the Fund which provides for a fee of
 0.75% of the first $200 million of average annual net assets of the Fund,
0.72%
 of the next $200 million, 0.69% of the next $200 million, 0.66% of the next
 $200 million, and 0.60% of average annual net assets in excess of $800 million.
 The Fund's management fee for the year ended July 31, 2002 was an annualized rate of 0.75%.

--------------------------------------------------------------------------------
 TRANSFER AGENT FEES. OppenheimerFunds Services (OFS), a division of the
 Manager, acts as the transfer and shareholder servicing agent for the Fund.
 The Fund pays OFS $19.75 per account fee.
    Additionally, Class Y shares are subject to minimum fees of $5,000 for assets of less than $10 million and $10,000 for assets of $10 million or more.
 The Class Y shares are subject to the minimum fees in the event that the per account fee does not equal or exceed the applicable minimum fees. OFS may voluntarily waive the minimum fees.
    OFS has voluntarily agreed to limit transfer and shareholder servicing agent
 fees up to an annual rate of 0.25% of average net assets of Class Y shares
and
 for all other classes, up to an annual rate of 0.35% of average net assets of each class. This undertaking may be amended or withdrawn at any time.

--------------------------------------------------------------------------------
 SUB-ADVISOR FEES. The Manager pays Trinity Investment Management Corporation
 (the Sub-Advisor) based on the fee schedule set forth in the Prospectus. For the year ended July 31, 2002, the Manager paid $19,632 to the Sub-Advisor.

                       31 | OPPENHEIMER TRINITY CORE FUND
                          |

NOTES TO FINANCIAL STATEMENTS  CONTINUED

================================================================================
 4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES Continued
 DISTRIBUTION AND SERVICE PLAN (12B-1) FEES. Under its General Distributor's
 Agreement with the Manager, OppenheimerFunds Distributor, Inc. (the
 Distributor) acts as the Fund's principal underwriter in the continuous public
 offering of the different classes of shares of the Fund.

 The compensation paid to (or retained by) the Distributor from the sale of shares or on the redemption of shares is shown in the table below for the period indicated.

                  AGGREGATE          CLASS A      CONCESSIONS
CONCESSIONS     CONCESSIONS      CONCESSIONS
                  FRONT-END        FRONT-END       ON CLASS A        ON CLASS
B      ON CLASS C       ON CLASS N
              SALES CHARGES    SALES CHARGES           SHARES
SHARES          SHARES           SHARES
                 ON CLASS A      RETAINED BY      ADVANCED BY       ADVANCED
BY     ADVANCED BY      ADVANCED BY
 YEAR ENDED          SHARES      DISTRIBUTOR   DISTRIBUTOR(1)
DISTRIBUTOR(1)   DISTRIBUTOR(1)   DISTRIBUTOR(1)
-------------------------------------------------------------------------------------------------------------------

 July 31, 2002      $31,551           $8,155           $3,739
$36,102           $7,408           $3,449

 1. The Distributor advances concession payments to dealers for certain sales of Class A shares and for sales of
 Class B, Class C and Class N shares from its own resources at the time of sale.

                                     CLASS A          CLASS B           CLASS
C         CLASS N
                                  CONTINGENT       CONTINGENT
CONTINGENT      CONTINGENT
                                    DEFERRED         DEFERRED
DEFERRED        DEFERRED
                               SALES CHARGES    SALES CHARGES     SALES
CHARGES   SALES CHARGES
                                 RETAINED BY      RETAINED BY       RETAINED
BY     RETAINED BY
 YEAR ENDED                      DISTRIBUTOR      DISTRIBUTOR
DISTRIBUTOR     DISTRIBUTOR
-------------------------------------------------------------------------------------------------------------------

 July 31, 2002                          $694           $5,866
$236             $--

--------------------------------------------------------------------------------
 SERVICE PLAN FOR CLASS A SHARES. The Fund has adopted a Service Plan for
Class
 A Shares. It reimburses the Distributor for a portion of its costs incurred for
 services provided to accounts that hold Class A shares. Reimbursement is made quarterly at an annual rate of up to 0.25% of the average annual net assets of
 Class A shares of the Fund. For the year ended July 31, 2002 , payments under the Class A Plan totaled $10,327, all of which were paid by the Distributor to
 recipients, and included $383 paid to an affiliate of the Manager. Any unreimbursed expenses the Distributor incurs with respect to Class A shares in
 any fiscal year cannot be recovered in subsequent years.

--------------------------------------------------------------------------------
 DISTRIBUTION AND SERVICE PLANS FOR CLASS B, CLASS C AND CLASS N SHARES. The
 Fund has adopted Distribution and Service Plans for Class B, Class C and
Class
 N shares. Under the plans, the Fund pays the Distributor an annual asset-based
 sales charge of 0.75% per year on Class B shares and on Class C shares and the
 Fund pays the Distributor an annual asset-based sales charge of 0.25% per year
 on Class N shares. The Distributor also receives a service fee of 0.25% per year under each plan.

 Distribution fees paid to the Distributor for the year ended July 31, 2002, were as follows:

DISTRIBUTOR'S

DISTRIBUTOR'S           AGGREGATE

AGGREGATE        UNREIMBURSED

UNREIMBURSED       EXPENSES AS %
                        TOTAL PAYMENTS       AMOUNT RETAINED
EXPENSES       OF NET ASSETS
                            UNDER PLAN        BY DISTRIBUTOR        UNDER
PLAN            OF CLASS
------------------------------------------------------------------------------------------------------

 Class B Plan                  $17,349               $14,830
$79,750                4.51%
 Class C Plan                   13,478                 5,223
26,130                1.95
 Class N Plan                      355                   355
5,642                6.86

                       32 | OPPENHEIMER TRINITY CORE FUND
                          |

--------------------------------------------------------------------------------
 5. BANK BORROWINGS
 The Fund may borrow from a bank for temporary or emergency purposes including,
 without limitation, funding of shareholder redemptions provided asset coverage
 for borrowings exceeds 300%. The Fund has entered into an agreement which enables it to participate with other Oppenheimer funds in an unsecured line of
 credit with a bank, which permits borrowings up to $400 million, collectively.
 Interest is charged to each fund, based on its borrowings, at a rate equal to the Federal Funds Rate plus 0.45%. Borrowings are payable within 30 days after
 such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the average unutilized amount of the credit facility at a rate of
 0.08% per annum.

 The Fund had no borrowings outstanding during the year ended or at July 31,
 2002.

                       33 | OPPENHEIMER TRINITY CORE FUND
                          |

INDEPENDENT AUDITORS' REPORT

--------------------------------------------------------------------------------
 THE BOARD OF TRUSTEES AND SHAREHOLDERS OF
 OPPENHEIMER TRINITY CORE FUND:
 We have audited the accompanying statement of assets and liabilities of
 Oppenheimer Trinity Core Fund, including the statement of investments, as of
 July 31, 2002, and the related statement of operations for the year then ended,
 the statements of changes in net assets for each of the two years in the period
 then ended, and the financial highlights for each of the two years in the period then ended, and the period from September 1, 1999 (inception of offering) to July 31, 2000. These financial statements and financial highlights
 are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based
 on our audits.
    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan
 and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting
 the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 31, 2002, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
 Oppenheimer Trinity Core Fund as of July 31, 2002, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the two years in the period then ended, and the period from September 1,
 1999 (inception of offering) to July 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

 KPMG LLP

 Denver, Colorado
 August 21, 2002

                       34 | OPPENHEIMER TRINITY CORE FUND
                          |

FEDERAL INCOME TAX INFORMATION  UNAUDITED

================================================================================
 In early 2003, shareholders will receive information regarding all dividends and distributions paid to them by the Fund during calendar year 2002.
 Regulations of the U.S. Treasury Department require the Fund to report this information to the Internal Revenue Service.
    The foregoing information is presented to assist shareholders in reporting distributions received from the Fund to the Internal Revenue Service. Because of the complexity of the federal regulations which may affect your individual tax return and the many variations in state and local tax regulations, we recommend that you consult your tax advisor for specific guidance.

                       35 | OPPENHEIMER TRINITY CORE FUND
                          |

 TRUSTEES AND OFFICERS

================================================================================
 TRUSTEES AND OFFICERS  Leon Levy, Chairman of the Board of Trustees
                        Donald W. Spiro, Vice Chairman of the Board of
Trustees
                        John V. Murphy, President and Trustee
                        Robert G. Galli, Trustee
                        Phillip A. Griffiths, Trustee
                        Benjamin Lipstein, Trustee
                        Elizabeth B. Moynihan, Trustee
                        Kenneth A. Randall, Trustee
                        Edward V. Regan, Trustee
                        Russell S. Reynolds, Jr., Trustee
                        Clayton K. Yeutter, Trustee
                        Robert G. Zack, Secretary
                        Brian W. Wixted, Treasurer
                        Katherine P. Feld, Assistant Secretary
                        Kathleen T. Ives, Assistant Secretary
                        Denis R. Molleur, Assistant Secretary

======================================================================================================================

NAME, ADDRESS,(1) AGE,
POSITION(S) HELD WITH FUND          PRINCIPAL OCCUPATION(S) DURING PAST 5
YEARS AND OTHER
AND LENGTH OF TIME SERVED(2)        TRUSTEESHIPS/DIRECTORSHIPS HELD BY TRUSTEE

INDEPENDENT TRUSTEES

LEON LEVY, Chairman of the          General Partner (since 1982) of Odyssey
Partners, L.P. (investment partnership)
Board of Trustees (since 1999)      and Chairman of the Board (since 1981) of
Avatar Holdings, Inc. (real estate
Age: 76                             development).

DONALD W. SPIRO, Vice               Chairman Emeritus (since January 1991) of
the Manager. Formerly a director
Chairman of the Board of            (January 1969-August 1999) of the Manager.
Trustees (since 1999)
Age: 76

ROBERT G. GALLI, Trustee            A trustee or director of other
Oppenheimer funds. Formerly Vice Chairman
(since 1999)                        (October 1995-December 1997) of the
Manager.
Age: 68

PHILLIP A. GRIFFITHS, Trustee       The Director (since 1991) of the
Institute for Advanced Study, Princeton, N.J.,
(since 1999)                        director (since 2001) of GSI Lumonics and
a member of the National Academy
Age: 63                             of Sciences (since 1979); formerly (in
descending chronological order) a director
                                    of Bankers Trust Corporation, Provost and
Professor of Mathematics at Duke
                                    University, a director of Research
Triangle Institute, Raleigh, N.C., and a
                                    Professor of Mathematics at Harvard
University.

BENJAMIN LIPSTEIN, Trustee          Professor Emeritus of Marketing, Stern
Graduate School of Business
(since 1999)                        Administration, New York University.
Age: 79

ELIZABETH B. MOYNIHAN,              Author and architectural historian; a
trustee of the Freer Gallery of Art and
Trustee (since 1999)                Arthur M. Sackler Gallery (Smithsonian
Institute), Trustees Council of the
Age: 72                             National Building Museum; a member of the
Trustees Council, Preservation
                                    League of New York State.

1. The address of each Trustee and Officer is 6803 S. Tucson Way, Centennial,
Colorado 80112-3924, except the address
for the following Officers is 498 Seventh Avenue, New York, New York 10018:
Messrs. Zack and Molleur, and Ms. Feld.
2. Each Trustee serves for an indefinite term, until his or her resignation, retirement, death or removal.

                       36 | OPPENHEIMER TRINITY CORE FUND
                          |

KENNETH A. RANDALL, Trustee         A director of Dominion Resources, Inc.
(electric utility holding company) and
(since 1999)                        Prime Retail, Inc. (real estate
investment trust); formerly a director of
Age: 75                             Dominion Energy, Inc. (electric power and
oil & gas producer), President and
                                    Chief Executive Officer of The Conference
Board, Inc. (international economic and
                                    business research) and a director of
Lumbermens Mutual Casualty Company, American
                                    Motorists Insurance Company and American
Manufacturers Mutual Insurance Company.

EDWARD V. REGAN, Trustee            President, Baruch College, CUNY; a
director of RBAsset (real estate manager); a
(since 1999)                        director of OffitBank; formerly Trustee,
Financial Accounting Foundation (FASB
Age: 72                             and GASB), Senior Fellow of Jerome Levy
Economics Institute, Bard College,
                                    Chairman of Municipal Assistance
Corporation for the City of New York, New York
                                    State Comptroller and Trustee of New York
State and Local Retirement Fund.

RUSSELL S. REYNOLDS, JR.,           Chairman (since 1993) of The Directorship
Search Group, Inc. (corporate
Trustee (since 1999)                governance consulting and executive
recruiting); a life trustee of International
Age: 70                             House (non-profit educational
organization), and a trustee (since 1996) of the
                                    Greenwich Historical Society.

CLAYTON K. YEUTTER, Trustee         Of Counsel (since 1993), Hogan & Hartson
(a law firm). Other directorships:
(since 1999)                        Caterpillar, Inc. (since 1993) and
Weyerhaeuser Co. (since 1999).
Age: 71

======================================================================================================================
INTERESTED TRUSTEE
AND OFFICER

JOHN V. MURPHY,(3,4) President      Chairman, Chief Executive Officer and
director (since June 2001) and President
and Trustee                         (since September 2000) of the Manager;
President and a director or trustee of
(since October 2001)                other Oppenheimer funds; President and a
director (since July 2001) of
Age: 53                             Oppenheimer Acquisition Corp. (the
Manager's parent holding company) and of
                                    Oppenheimer Partnership Holdings, Inc. (a
holding company subsidiary of the
                                    Manager); a director (since November
2001) of OppenheimerFunds Distributor, Inc.
                                    (a subsidiary of the Manager); Chairman
and a director (since July 2001) of
                                    Shareholder Services, Inc. and of
Shareholder Financial Services, Inc. (transfer
                                    agent subsidiaries of the Manager);
President and a director (since July 2001) of
                                    OppenheimerFunds Legacy Program (a
charitable trust program established by the
                                    Manager); a director of the investment
advisory subsidiaries of the Manager: OFI
                                    Institutional Asset Management, Inc. and
Centennial Asset Management Corporation
                                    (since November 2001), HarbourView Asset
Management Corporation and OFI Private
                                    Investments, Inc. (since July 2001);
President (since November 1, 2001) and a
                                    director (since July 2001) of Oppenheimer
Real Asset Management, Inc.; a director
                                    (since November 2001) of Trinity
Investment Management Corp. and Tremont Advisers,
                                    Inc. (Investment advisory affiliates of
the Manager); Executive Vice President
                                    (since February 1997) of Massachusetts
Mutual Life Insurance Company (the
                                    Manager's parent company); a director
(since June 1995) of DBL Acquisition
                                    Corporation; formerly, Chief Operating
Officer (September 2000 - June 2001) of the
                                    Manager; President and trustee (November
1999 - November 2001) of MML Series
                                    Investment Fund and MassMutual
Institutional Funds (open-end investment
                                    companies); a director (September 1999 -
August 2000) of C.M. Life Insurance
                                    Company; President, Chief Executive
Officer and director (September 1999 - August
                                    2000) of MML

3. The address of Mr. Murphy is 498 Seventh Avenue, New York, New York 10018.
4. Mr. Murphy serves for an indefinite term, until his resignation, death or removal.

                       37 | OPPENHEIMER TRINITY CORE FUND
                          |

TRUSTEES AND OFFICERS  CONTINUED

JOHN V. MURPHY, Continued           Bay State Life Insurance Company; a
director (June 1989 - June 1998) of Emerald
                                    Isle Bancorp and Hibernia Savings Bank (a
wholly-owned subsidiary of Emerald
                                    Isle Bancorp).

======================================================================================================================
OFFICERS

BRIAN W. WIXTED,                    Senior Vice President and Treasurer
(since March 1999) of the Manager;
Treasurer (since 1999)              Treasurer (since March 1999) of
HarbourView Asset Management Corporation,
Age: 42                             Shareholder Services, Inc., Oppenheimer
Real Asset Management Corporation,
                                    Shareholder Financial Services, Inc.,
Oppenheimer Partnership Holdings, Inc., OFI
                                    Private Investments, Inc. (since March
2000), OppenheimerFunds International Ltd.
                                    and Oppenheimer Millennium Funds plc
(since May 2000) and OFI Institutional Asset
                                    Management, Inc. (since November 2000)
(offshore fund management subsidiaries of
                                    the Manager); Treasurer and Chief
Financial Officer (since May 2000) of
                                    Oppenheimer Trust Company (a trust
company subsidiary of the Manager); Assistant
                                    Treasurer (since March 1999) of
Oppenheimer Acquisition Corp. and OppenheimerFunds
                                    Legacy Program (since April 2000);
formerly Principal and Chief Operating Officer
                                    (March 1995 - March 1999), Bankers Trust
Company-Mutual Fund Services Division. An
                                    officer of 89 portfolios in the
OppenheimerFunds complex.

ROBERT G. ZACK, Secretary           Senior Vice President (since May 1985)
and General Counsel (since February
(since 2001)                        2002) of the Manager; General Counsel and
a director (since November 2001) of
Age: 54                             OppenheimerFunds Distributor, Inc.;
Senior Vice President and General Counsel
                                    (since November 2001) of HarbourView
Asset Management Corporation; Vice President
                                    and a director (since November 2000) of
Oppenheimer Partnership Holdings, Inc.;
                                    Senior Vice President, General Counsel
and a director (since November 2001) of
                                    Shareholder Services, Inc., Shareholder
Financial Services, Inc., OFI Private
                                    Investments, Inc., Oppenheimer Trust
Company and OFI Institutional Asset
                                    Management, Inc.; General Counsel (since
November 2001) of Centennial Asset
                                    Management Corporation; a director (since
November 2001) of Oppenheimer Real Asset
                                    Management, Inc.; Assistant Secretary and
a director (since November 2001) of
                                    OppenheimerFunds International Ltd., Vice
President (since November 2001) of
                                    OppenheimerFunds Legacy Program;
Secretary (since November 2001) of Oppenheimer
                                    Acquisition Corp.; formerly Acting
General Counsel (November 2001 - February 2002)
                                    and Associate General Counsel (May 1981 -
October 2001) of the Manager; Assistant
                                    Secretary of Shareholder Services, Inc.
(May 1985 - November 2001), Shareholder
                                    Financial Services, Inc. (November 1989 -
November 2001); OppenheimerFunds
                                    International Ltd. and Oppenheimer
Millennium Funds plc (October 1997 - November
                                    2001). An officer of 89 portfolios in the
OppenheimerFunds complex.

KATHERINE P. FELD, Assistant        Vice President and Senior Counsel (since
July 1999) of the Manager; Vice
Secretary (since 2001)              President (since June 1990) of
OppenheimerFunds Distributor, Inc.; Director,
Age: 44                             Vice President and Secretary (since June
1999) of Centennial Asset Management
                                    Corporation; Vice President (since 1997)
of Real Asset Management, Inc.; formerly
                                    Vice President and Associate Counsel of
the Manager (June 1990 - July 1999). An
                                    officer of 85 portfolios in the
OppenheimerFunds complex.

                       38 | OPPENHEIMER TRINITY CORE FUND
                          |

KATHLEEN T. IVES, Assistant         Vice President and Assistant Counsel
(since June 1998) of the Manager; Vice
Secretary (since 2001)              President (since 1999) of
OppenheimerFunds Distributor, Inc.; Vice President and
Age: 36                             Assistant Secretary (since 1999) of
Shareholder Services, Inc.; Assistant Secretary
                                    (since December 2001) of OppenheimerFunds
Legacy Program and Shareholder Financial
                                    Services, Inc.; formerly Assistant Vice
President and Assistant Counsel of the
                                    Manager (August 1997 - June 1998);
Assistant Counsel of the Manager (August 1994 -
                                    August 1997). An officer of 85 other
portfolios in the OppenheimerFunds complex.

DENIS R. MOLLEUR, Assistant         Vice President and Senior Counsel of the
Manager (since July 1999); formerly a
Secretary (since 2001)              Vice President and Associate Counsel of
the Manager (September 1995 - July
Age: 44                             1999). An officer of 82 other portfolios
in the OppenheimerFunds complex.

THE FUND'S STATEMENT OF ADDITIONAL INFORMATION CONTAINS ADDITIONAL INFORMATION
ABOUT THE FUND'S TRUSTEES AND IS AVAILABLE WITHOUT CHARGE UPON REQUEST.

Each Trustee is a Trustee, Director or Managing General Partner of 31 other portfolios in the OppenheimerFunds complex, except as follows: Mr. Galli (41 portfolios) and Mr. Murphy (67 portfolios).

 MANAGEMENT AND OTHER AFFILIATES

 INVESTMENT ADVISOR        OppenheimerFunds, Inc.

================================================================================
 SUB-ADVISOR               Trinity Investment Management Corporation

================================================================================
 DISTRIBUTOR               OppenheimerFunds Distributor, Inc.

================================================================================
 TRANSFER AND SHAREHOLDER  OppenheimerFunds Services
 SERVICING AGENT

================================================================================
 INDEPENDENT AUDITORS      KPMG LLP

================================================================================
 LEGAL COUNSEL             Mayer Brown Rowe & Maw

        OPPENHEIMER FUNDS ARE DISTRIBUTED BY OPPENHEIMERFUNDS DISTRIBUTOR,
INC.,
        498 SEVENTH AVENUE, NEW YORK, NY 10018.

        (C)Copyright 2002 OppenheimerFunds, Inc. All rights reserved.

                       39 | OPPENHEIMER TRINITY CORE FUND
                          |

PRIVACY POLICY NOTICE

AS AN OPPENHEIMER FUND SHAREHOLDER, YOU ARE ENTITLED TO KNOW HOW WE PROTECT
YOUR
PERSONAL INFORMATION AND HOW WE LIMIT ITS DISCLOSURE.

INFORMATION SOURCES

We obtain nonpublic personal information about our shareholders from the following sources:

O Applications or other forms

O When you create a user ID and password for online account access

O When you enroll in eDocs Direct

O Your transactions with us, our affiliates or others

O A software program on our website, often referred to as a "cookie," which indicates which parts of our site you've visited

If you visit www.oppenheimerfunds.com and do not log on to the secure account information areas, we do not obtain any personal information about you. When you
do log on to a secure area, we do obtain your user ID and password to identify you.

We also use this information to provide you with products and services you have
requested, to inform you about products and services that you may be interested
in and to assist you in other ways.

PROTECTION OF INFORMATION

We do not disclose any nonpublic personal information (such as names on a customer list) about current or former customers to anyone, except as permitted
by law.

DISCLOSURE OF INFORMATION

We send your financial advisor (as designated by you) copies of confirmations, account statements and other documents reporting activity in your fund accounts.
We may also use details about you and your investments to help us, our financial
service affiliates or firms that jointly market their financial products and services with ours, to better serve your investment needs or suggest financial services or educational material that may be of interest to you.

RIGHT OF REFUSAL

We will not disclose your personal information to unaffiliated third parties
(except as permitted by law), unless we first offer you a reasonable opportunity
to refuse or "opt out" of such disclosure.

SECURITY

In the coming months, an Internet browser that supports 128-bit encryption will
be required to view the secure pages of www.oppenheimerfunds.com. These areas include:

O Account access

O Create a user ID and profile

O User profile

O eDocs Direct, our electronic document delivery service

                       40 | OPPENHEIMER TRINITY CORE FUND
                          |

To find out if your Internet browser supports 128-bit encryption, or for instructions on how to upgrade your browser, visit the HELP section of
www.oppenheimerfunds.com.

EMAILS AND ENCRYPTION

As a security measure, we do not include personal or account information in nonsecure emails, and we advise you not to send such information to us in nonsecure emails. Instead, you may take advantage of the secure features of our
website to encrypt your email correspondence. To do this, you will need to use an Internet browser that supports 128-bit encryption. If you are not sure if your Internet browser supports 128-bit encryption, or need instructions on how to upgrade your browser, visit the HELP section of www.oppenheimerfunds.com for
assistance.

O All transactions, including redemptions, exchanges and purchases are secured by Secure Socket Layers (SSL) and encryption. SSL is used to establish a secure connection between your PC and OppenheimerFunds' server. It transmits information in an encrypted and scrambled format.

O Encryption is achieved through an electronic scrambling technology that uses a
  "key" to code and then decode the data. Encryption acts like the cable converter box you may have on your television set. It scrambles data with secret code so that no one can make sense of it while it is being transmitted.
  When the data reaches its destination, the same software unscrambles the data.

O You can exit the secure area by either closing your browser, or for added security, you can use the LOG OUT OF ACCOUNT AREA button before you close your
  browser.

OTHER SECURITY MEASURES

We maintain physical, electronic and procedural safeguards to protect your personal account information. Our employees and agents have access to that information only so that they may offer you products or provide services to you,
for example, when responding to your account questions.

HOW YOU CAN HELP

You can also do your part to keep your account information private, and to prevent unauthorized transactions. If you obtain a user ID and password for your
account, do not allow it to be used by anyone else. Also, take special precautions when accessing your account on a computer used by others.

--------------------------------------------------------------------------------
This joint notice describes the privacy policies of Oppenheimer funds,
OppenheimerFunds Distributor, Inc., the trustee of OppenheimerFunds Individual
Retirement Accounts (IRAs) and the custodian of the OppenheimerFunds 402(b)(7)
tax-sheltered custodial accounts. It applies to all Oppenheimer fund accounts you presently have, or may open in the future, using your Social Security number--whether or not you remain a shareholder of our funds. If you have any questions about these privacy policies, write to us at P.O. Box 5270, Denver,
CO
80217-5270, email us by clicking on the CONTACT US section of our website at
WWW.OPPENHEIMERFUNDS.COM or call us at 1.800.CALL OPP (1.800.225.5677).

                       41 | OPPENHEIMER TRINITY CORE FUND
                          |

INFORMATION AND SERVICES

GET THIS REPORT ONLINE!
With OppenheimerFunds EDOCS DIRECT, you'll receive email notification when shareholder reports, prospectuses or pros-pectus supplements for your fund(s)
become available online, instead of receiving them through the mail. You'll be able to quickly view, download and print them at your convenience. Sign up today
at WWW.OPPENHEIMERFUNDS.COM.

INTERNET
24-hr access to account information and transactions(1)
WWW.OPPENHEIMERFUNDS.COM
--------------------------------------------------------------------------------
GENERAL INFORMATION
Mon-Fri 8am-9pm ET, Sat (January-April) 10am-4pm ET
1.800.CALL OPP (1.800.225.5677)
--------------------------------------------------------------------------------
PHONELINK(1)
24-hr automated information and automated transactions
1.800.CALL OPP (1.800.225.5677)
--------------------------------------------------------------------------------
TRANSFER AND SHAREHOLDER SERVICING AGENT
OppenheimerFunds Services
P.O. Box 5270, Denver, CO 80217-5270
--------------------------------------------------------------------------------
TICKER SYMBOLS  Class A: TRCOX   Class B: TRCBX   Class C: TRCCX
                Class N: TRCNX   Class Y: TRCYX

1. At times the website or PhoneLink may be inaccessible or their transaction features may be unavailable.

(LOGO)               OPPENHEIMER FUNDS(R)
[GRAPHIC OMITTED]    DISTRIBUTOR, INC.

RA0211.001.0702 September 27, 2002